SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) May 25, 1995


                               KOGER EQUITY, INC.
             (Exact name of registrant as specified in its charter)



      Florida                 1-9997           59-2898045
(State or incorporation    (Commission       (IRS Employer
   or organization)        File Number)    Identification No.)



3986 Boulevard Center Drive, Suite 101
     Jacksonville, Florida                        32207
(Address of principal executive offices)        (Zip Code)



Registrant's telephone number:        (904) 398-3403



                               N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events.

     On May 24, 1995, The Koger Partnership, Ltd. (the "Partnership") of which Southeast Properties Holding Corporation, Inc., a subsidiary of Koger Equity, Inc. is the Managing General Partner, entered into an agreement for the sale of all the properties of the Partnership, consisting of 92 buildings and related land located in seven Koger Office Centers, to an investment entity for which J.P. Morgan Investment Management Inc. ("Morgan") acts as investment manager, for a cash purchase price of $154 million. The sale is subject to various conditions, including receipt by the Partnership of a fairness opinion from a qualified valuation firm and the right of Morgan to terminate during its diligence period and until the closing which is scheduled for late July. If the Partnership refuses to sell to Morgan or fails to obtain a fairness opinion from a qualified valuation firm, then the Partnership will be liable for the allocable out-of-pocket expenses incurred by Morgan, not to exceed $1,000,000, and in the event of such refusal, Morgan will also have the right to seek specific performance of the contract. If as a result of the duties of the General Partner to the Partnership, the Partnership's properties are sold to a party other than Morgan, then Morgan will receive a fee of 10% of the difference between the new selling price and $154 million, however, the fee shall not be less than $2.5 million nor more than $5 million.

     Conditional on completion of the Partnership's sale, Koger Equity, Inc. has agreed to sell to Morgan three office buildings and land within or contiguous to the Partnership's office centers which were, under the Partnership's Bankruptcy Plan, subject to purchase options. The purchase options were designed to permit the Partnership to deliver title to those properties to a buyer of the Partnership's office centers. The purchase price for the Koger Equity properties will be $28.2 million, which approximates their book value. Indebtedness of approximately $21 million on the three buildings will be discharged. If Koger Equity willfully refuses to sell to Morgan, Koger Equity will be liable for Morgan's allocable out-of-pocket expenses up to $1,000,000 and Morgan will have the rights to such specific performance. In addition, a corporation related to Koger Equity will enter into an agreement with Morgan to manage the properties being sold.

     The net proceeds from the sale of the Partnership's properties will be sufficient to repay in full all its outstanding debt except for the subordinated debt held by Southeast and other subordinated claims. The outstanding debt of the Partnership to be repaid includes $31.0 million of debt which Koger Equity acquired or committed to acquire from other creditors for $17.1 million. However, Southeast will be repaid only an estimated $14.2 million of the $37.2 million of subordinated debt owed to it and restructured under the Partnership's Bankruptcy Plan. Koger Equity had previously assigned no value to this subordinated debt in its consolidated financial statements. Koger Equity does not expect further payments or distributions from the Partnership on its 32.4% equity interest in the Partnership. Morgan would also be entitled to its allocable out-of-pocket expenses up to $1,000,000.

     It is contemplated the transaction will close around July 28, 1995.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits

         Exhibit Number              Description of Exhibit

               99             Koger Equity, Inc. Press Release
                              dated May 25, 1995

                                   SIGNATURE

     Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               KOGER EQUITY, INC.



Date:  May 25, 1995           By:
                                  Victor A. Hughes, Jr.
                                  Title:  Senior Vice President
                                          and Chief Financial
                                          Officer

                                 EXHIBIT INDEX

     The following designated exhibits are filed herewith:

Exhibit

  99        Koger Equity, Inc. Press Release
            dated May 25, 1995

NEWS
                          KOGER EQUITY, INC. ANNOUNCES
                       AGREEMENT OF SALE OF PROPERTIES OF
                          THE KOGER PARTNERSHIP, LTD.

     JACKSONVILLE, FLORIDA, May 25, 1995 -- Koger Equity, Inc. (AMEX:KE) announced today that The Koger Partnership, Ltd., for which Southeast Properties Holding Corporation, Inc. ("Southeast"), a wholly owned subsidiary of Koger Equity, acts as general partner, has entered into an agreement for the sale of all the properties of the Partnership, consisting of 92 buildings and related land located in seven Koger Office Centers, to an investment entity for which J.P. Morgan Investment Management, Inc. ("Morgan") acts as investment manager, for a cash purchase price of $154 million. The sale is subject to various conditions, including receipt by the Partnership of a fairness opinion from a qualified valuation firm and the right of Morgan to terminate during its diligence period and until the closing which is scheduled for late July. Conditional on completion of the Partnership's sale, Koger Equity, Inc. has agreed to sell to Morgan three office buildings and land within or contiguous to the Partnership's office centers which were, under the Partnership's Bankruptcy Plan, subject to purchase options. The purchase options were designed to permit the Partnership to deliver title to those properties to a buyer of the Partnership's office centers. The purchase price for the Koger Equity properties will be $28.2 million, which approximates their book value. Indebtedness of approximately $21 million on the three buildings will be discharged. In addition, a corporation related to Koger Equity will enter into an agreement with Morgan to manage the properties being sold.

     The net proceeds from the sale of the Partnership's properties will be sufficient to repay in full all its outstanding debt except for the subordinated debt held by Southeast and other subordinated claims. The outstanding debt of the Partnership to be repaid includes $31.0 million of debt which Koger Equity acquired or committed to acquire from other creditors for $17.1 million. However, Southeast will be repaid only an estimated $14.2 million of the $37.2 million of subordinated debt owed to it and restructured under the Partnership's Bankruptcy Plan. Koger Equity had previously assigned no value to this subordinated debt in its consolidated financial statements. Koger Equity does not expect further payments or distributions from the Partnership on its 32.4% equity interest in the Partnership.

     Koger Equity, Inc. owns 219 office buildings containing approximately 7.9 million net rentable square feet, located in 16 markets in the Southeast and Southwest.
                                      ###